UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934

                    INFORMATION TO BE INCLUDED IN STATEMENTS
          FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*


                             New Motion, Inc. (NWMO)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64754V105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===================
CUSIP NO. 64754V105                   13G
===================

================================================================================
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      David Smith (###-##-####)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  |_|
                                                                        (b)  |_|
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3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

                     1,237,116
               -----------------------------------------------------------------
  NUMBER OF    6     SHARED VOTING POWER
   SHARES
BENEFICIALLY         0
  OWNED BY     -----------------------------------------------------------------
    EACH       7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,237,116
    WITH:      -----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,237,116
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.22%(1)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
================================================================================

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------
(1) On the basis of 12,096,284 shares of Common Stock reported by the Company to be issued and outstanding as of December 19, 2007 in the Company's Post-Effective Amendment No. 1 to Form S-4, as filed with the Securities and Exchange Commission on January 17, 2008.


                               Page 2 of 6 Pages

Item 1(a).  Name of Issuer:

      New Motion, Inc. (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

      42 Corporation Park, Suite 250, Irvine, California 92606

Item 2(a).  Name of Person Filing:

      David Smith (the "Reporting Persons")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

      2121 Avenue of the Stars, Suite 2550, Los Angeles, California 90067

Item 2(c).  Citizenship:

      United States

Item 2(d).  Title of Class of Securities:

      This statement on Schedule 13G is being filed with respect to Common Stock, par value $0.01 per share (the "Common Stock"), of the Issuer.

Item 2(e).  CUSIP Number:

      64754V105

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:   Not Applicable


(a)   |_|   Broker or dealer registered under Section 15 of the Exchange Act.

(b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)   |_|   Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.

(d)   |_|   Investment company registered under Section 8 of the Investment
            Company Act.

(e)   |_|   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)   |_|   An employee benefit plan or endowment fund in accordance with Rule
            13d-1(b)(1)(ii)(F).


                               Page 3 of 6 Pages

(g)   |_|   A parent holding company or control person in accordance with Rule
            13d-1(b)(1)(ii)(G).

(h)   |_|   A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act.

(i)   |_|   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount Beneficially owned: 1,237,116 shares of Common Stock of the Issuer.

      (b) Percent of Class: 10.22%.

      The information provided under this section is based on 12,096,284 shares of Common Stock reported by the Company to be issued and outstanding as of December 19, 2007 in the Company's Post-Effective Amendment No. 1 to Form S-4, as filed with the Securities and Exchange Commission on January 17, 2008.

      (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 1,237,116

            (ii)  shared power to vote or to direct the vote: 0

            (iii) sole power to dispose or to direct the disposition of:
                  1,237,116

            (iv)  shared power to dispose or to direct the disposition of: 0

Item 5.     Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. Not Applicable


                               Page 4 of 6 Pages

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

      Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

      Not Applicable

Item 8.     Identification and Classification of Members of the Group

      Not Applicable

Item 9.     Notice of Dissolution of Group

      Not Applicable

Item 10.    Certification

      (a) Include the following certification if this statement is being filed pursuant to Rule 13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 5 of 6 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 14, 2008
                                          --------------------------------------
                                          (Date)


                                          /s/ David E. Smith
                                          --------------------------------------
                                          David E. Smith


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                               Page 6 of 6 Pages